Exhibit 99.1

APRICUS BIOSCIENCES ANNOUNCES REMOVAL OF AUDITOR'S "GOING CONCERN" OPINION FROM ITS 2010 FORM 10-K AND INCREASED CASH RESERVES

SAN DIEGO, March 8, 2011 (GLOBE NEWSWIRE) — Apricus Biosciences, Inc. ("Apricus Bio") (Nasdaq:APRI) announced today that the going concern paragraph has been removed from its audit opinion contained in its upcoming filing of Form 10-K for the year ended December 31, 2010 and the Company has increased cash reserves in 2010 compared to the previous year. Apricus Bio will file its Form 10-K for the year ended December 31, 2010 by the close of business on Thursday, March 10, 2011.

The going concern assumption in the Generally Accepted Auditing Standards (SAS 59, The Auditor's Consideration of an Entity's Ability to Continue as a Going Concern) requires an auditor to evaluate conditions or events that raise questions about an entity's ability to continue as a going concern. Typically, if an auditor has concerns about a firm's ability to continue as a going concern, the audit opinion will contain a paragraph outlining issues with this assumption. In its to-be-filed 10-K report for the year ended December 31, 2010, the Company's auditors did not include any such going concern paragraph in their audit opinion.

"Having the going concern issue removed from our audit opinion for the first time in nine years is a significant accomplishment for our relatively new management team, further affirming our continued success in the execution of the Company's goals," noted Dr. Bassam Damaj, President and Chief Executive Officer of Apricus Bio. "Having the going concern opinion removed not only validates our business strategy but also instills further trust in our management team by our shareholders, as well as, with the numerous pharmaceutical companies, which we are in active partnership discussions with at this present time."

Dr. Damaj continued, "At December 31, 2010, the Company had approximately $9.1 million in cash reserves and our current cash reserves of approximately $11 million should provide us with sufficient cash to fund our operations into the second half of 2012. In addition, we will receive upfront payments and we may receive milestone payments and royalties in 2011 from existing and future licensing deals. We would expect such payments to extend our cash runway even further."

For the year ended December 31, 2010, the Company reported a net loss per share of $2.49, which includes a non-cash impairment charge of approximately $10 million for the write down of goodwill and intangible assets and non-cash interest charges of approximately $8.7 million, as compared to a net loss per share of $5.43 in 2009 which also included non-cash interest charges of approximately $28.3 million.

"Having laid a solid financial foundation in 2010 we remain focused on continuing to execute our long term strategy to continue to move the company towards eventual profitability," noted Dr. Damaj.

About Apricus Biosciences, Inc.

Apricus Bio, a San Diego based revenue-generating pharmaceutical company, has leveraged the flexibility of its clinically-validated NexACT® drug delivery technology to enable multi-route administration of new and improved compounds across numerous therapeutic classes. Revenues and growth are driven from out-licensing of this technology for the development and commercialization of such compounds to pharmaceutical and biotechnology companies worldwide. In addition, the Company is seeking to monetize its existing product pipeline, including its first product, Vitaros®, approved in Canada for the treatment of erectile dysfunction, which is currently expected to be available on the Canadian market in 2011, as well as compounds in development from pre-clinical through Phase III, currently focused on sexual dysfunction, oncology, dermatology, autoimmune, pain, anti-infectives, diabetes and cosmeceuticals among others.

For further information on Apricus Bio, visit http://www.apricusbio.com and for information on its subsidiaries please visit www.nexmedusa.com or www.bio-quant.com. You can also find out more about the company by visiting http://twitter.com/apricusbio http://facebook.com/apricusbio.

Apricus Bio's Forward-Looking Statement Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its ability to enter into license agreements with potential pharmaceutical partners and obtain upfront and milestone payments as well as royalties and to achieve other of its financial goals. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

Contacts:

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Apricus Biosciences, Inc.

Edward Cox, V.P.

Investor Relations & Corporate Development Apricus Bio, Inc.

(858) 848-4249

ecox@apricusbio.com

Apricus Bio Investor Relations

Paula Schwartz

Apricus Bio, Inc. Rx Communications Group, LLC

(917) 322-2216

pschwartz@rxir.com